Exhibit g(5)

Dated: June 17, 2008

AMENDED APPENDIX B TO THE
CUSTODY AGREEMENT
BETWEEN
TD ASSET MANAGEMENT USA INC.
AND
THE BANK OF NEW YORK

Names of Funds/Portfolios

TD ASSET MANAGEMENT USA FUNDS INC.

TDAM Money Market Portfolio
TDAM U.S. Government Portfolio
TDAM Municipal Portfolio
TDAM California Municipal Money Market Portfolio
TDAM New York Municipal Money Market Portfolio
TDAM Short-Term Investment Fund
TDAM Short-Term Bond Fund
TDAM Institutional Money Market Fund
TDAM Institutional U.S. Government Fund
TDAM Institutional Treasury Obligations Money Market Fund

TD ASSET MANAGEMENT USA INC.

By:	/s/ Mark Bell

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Andrew Pfeifer